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                                                             EXHIBIT (h)(37)(a)

                                                      ____________, 2003

Mr. James W. Weakley
Executive Vice President
The United States Life Insurance Company
  In the City of New York
830 Third Avenue
New York, NY 10022

Dear James:

   The following constitutes a letter of understanding (the "Agreement") whereby OppenheimerFunds, Inc. ("OFI") intends to compensate The United States Life Insurance Company in the City of New York ("USL") for providing the administrative support services described in Schedule A hereto, which is made a part hereof, to contract owners of any USL variable annuity and/or variable life insurance product described in Schedule C hereto, which is made a part hereof ("USL Products") that are indirect shareholders of Oppenheimer Variable Account Funds ("OVAF"), a series investment company dedicated to insurance company separate accounts for which OFI acts as investment manager.

   This Agreement will be effective as of __________, 2003. All other terms and conditions of this Agreement are described in Schedule C hereto, which is made a part hereof.

   We look forward to a long and prosperous relationship. If this Agreement meets with your approval, please have the enclosed duplicate copy of this letter signed on behalf of USL, and return it to my attention.

                                              Sincerely,

                                              Michael F.X. Keogh
                                              Title: Vice President,
                                              OppenheimerFunds, Inc.


Agreed to and accepted on behalf of
The United States Life Insurance Company
    In the City of New York

By:
       -------------------------
Title:
       -------------------------

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                                 Schedule A to
                         ______, 2003 Letter Agreement
                                by and between
       The United States Life Insurance Company in the City of New York
                                      and
                   OppenheimerFunds, Inc. (the "Agreement")

Maintenance of Books and Records

   Assist as necessary to maintain book entry records on behalf of the Funds regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Fund shares. Maintain general ledgers regarding the Accounts' holdings of Fund shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other contract owner service providers.

Communication with the Funds

   Serve as the designee of the Funds for receipt of purchase and redemption orders from the Account and to transmit such orders, and payment therefor, to the Funds. Coordinate with the Funds' agents respecting daily valuation of the Funds' shares and the Accounts' units.

   Purchase Orders

    -- Determine net amount available for investment in the Funds.

    -- Deposit receipts at the Funds or the Funds' custodian (generally by wire transfer).

    -- Notify the Funds of the estimated amount required to pay dividend or distribution.

   Redemption Orders

    -- Determine net amount required for redemption by the Funds.

       Notify the custodian and Funds of cash required to meet payments.

   Purchase and redeem shares of the Funds on behalf of the Accounts at the then current price in accordance with the terms of each Fund's then current prospectus.

       Assistance in enforcing procedures adopted on behalf of the Trust to reduce, discourage, or eliminate market timing transactions in a Fund's shares in order to reduce or eliminate adverse effects on the Fund or its shareholders.

Processing Distributions from the Funds

   Process ordinary dividends and capital gains.
   Reinvest the Funds' distributions.

Reports

   Periodic information reporting to the Funds, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, and any other SEC filings with respect to the Accounts invested in the Funds, as not otherwise provided for.

   Periodic information reporting about the Funds, including any necessary delivery of the Funds' prospectus and annual and semi-annual reports to contract owners, as not otherwise provided for.

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Fund-related Contract Owner Services

   Maintain adequate fidelity bond or similar coverage for all Company officers, employees, investment advisors and other individuals or entities controlled by the Company who deal with the money and/or securities of the Funds.

   Provide general information with respect to Fund inquiries (not including information about performance or related to sales).

   Provide information regarding performance of the Funds and the subaccounts of the Accounts to existing contract owners.

   Oversee and assist the solicitation, counting and voting or contract owner voting interests in the Funds pursuant to Fund proxy statements.

Other Administrative Support

   Provide other administrative and legal compliance support for the Funds as mutually agreed upon by the Company and the Funds or the Fund Administrator.

   Relieve the Funds of other usual or incidental administrative services provided to individual contract owners.

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                                 Schedule B to
                       __________, 2003 Letter Agreement
                                by and between
       The United States Life Insurance Company in the City of New York
                                      and
                   OppenheimerFunds, Inc. (the "Agreement")

             Separate Accounts          Products
             -----------------          --------
             The United States Life     Platinum Investor
             Insurance Company in the   PLUS Variable Life
             City of New York Separate  Insurance Policy Form No.
             Account USL VL-R           02600N

                                        Platinum Investor
                                        Survivor II Variable Life
                                        Insurance Policy Form No.
                                        01260N

                                        Platinum Investor
                                        III Variable Life
                                        Insurance Policy Form No.
                                        00600N

             The United States Life     Platinum Investor
             Insurance Company in the   IVA Immediate Variable
             City of New York Separate  Annuity Contract Form No.
             Account USL VA-R           ______N

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                                 Schedule C to
                       __________, 2003 Letter Agreement
                                by and between
       The United States Life Insurance Company in the City of New York
                                      and
                   OppenheimerFunds, Inc. (the "Agreement")

       1. The Agreement may be cancelled by any party upon ten days of written notice: (1) if the participation agreement for USL Products between OFI, USL and OVAF is terminated; (2) if neither USL nor any underwriter under its control actively promotes USL Products with OVAF as underlying options to new investors; (3) if either party is subject to a change of control; or (4) if it is not permissible to continue this Agreement under laws, rules or regulations applicable to OVAF, OFI or USL. Either party may also cancel this Agreement upon six months written notice.

       2. Payment will be made to USL quarterly during the term this Agreement is in effect, no later than thirty days after the end of the quarter starting with the quarter ending ______, 2003. Payments shall be separately computed on the average net assets of OVAF held by USL Products variable account during the prior quarter, subject to a limit of one-third of the average management fee paid by that OVAF series to OFI during the prior quarter, subject to a limit of one-third of the average management fee paid by that series to OFI during the prior quarter, at the annual rate of: ______% of the first $______ of average net assets, plus ______% of average net assets held by USL Products variable account(s) in excess of $______ during that prior quarter. For purposes of determining whether the breakpoint described in the preceding sentence has been achieved, the net asset value of OVAF shares held by separate accounts of The United States Life Insurance Company in the City of New York will be aggregated with shares held by USL.

       3. Except to the extent that USL's, OFI's or OVAF's counsel may deem it necessary or advisable to disclose in their respective prospectuses or elsewhere, the terms of this Agreement will be held confidential by each party. The party making such disclosure shall provide advance written notification, including particulars, to the other party that it is making such disclosure.

       4. No other fees or expenses will be required of OFI or OVAF for the sponsorship within USL product line, except as mutually agreed to by the parties.

       5. On advance written notice, OFI or a subsidiary may pay all or a portion of the fees provided for in this Agreement under any service fee or Rule 12b-1 plan hereafter adopted by OVAF, which shall satisfy that portion of OFI's payment obligation hereunder.

       6. OFI will be responsible for calculating the fees payable hereunder.

       7. Each party shall provide each other party or its designated agent reasonable access to its records to permit it to audit or review the accuracy of the charges submitted for payment under this Agreement.